Highwater Ethanol 2011 Annual Report
        From the Desk of CEO Brian Kletscher

2011 Yearly Management Report for Highwater Ethanol, LLC, Lamberton, MN
Highwater Ethanol, LLC was permitted as a 55 million gallon per year facility. Production rate at the facility ended the fiscal year at 54,971,054 mgpy, slightly above our projection and within the MPCA permits. Highwater Ethanol ground 18,921,000 bushels of #2 Yellow Corn for an efficiency rate of 2.9055 gallons of denatured ethanol per bushel of corn ground, above our projected rate of 2.88 gallons of denatured ethanol per bushel and well above the guarantee rate of 2.8 gallons of denatured ethanol per bushel of corn. Using the 2.8 as guarantee and considering these efficiencies, we were able to produce 1,992,254 million more gallons of denatured ethanol {value of $4,841,177.22 @ 2.43 gal.} while savings in bushels of corn required of approximately 711,519 bushels, a value of $4,617,758.31. {6.49} DGS production for the year was at 140,950 tons of DDGS and 12,277 tons of Modified DGS. The DDGs and MDGs combined were right on projection at 15.5 - 15.6 pounds per bushel ground. We have also seen other efficiencies. The natural gas usage guarantee was at 34,000 btu per gallon produced. Highwater Ethanol's production rate was at 26,500 btu per gallon produced and with the upgrade in a valve system last spring and continued tweaking of the facility, HWE natural gas usage is at 25,120 btu per gallon produced. Electrical usage also continues to be monitored. The electrical guarantee was .75 kW per gallon produced and Highwater Ethanol is at .68 kW per gallon produced for the year. These are small tweaks and savings added to the bottom line. The Highwater Ethanol management team continues to monitor our efficiencies as we believe that our efficiencies will allow HWE to be competitive into the future.
The local farm economy continues to benefit from Highwater Ethanol, as management believes we have pushed the corn market by $.08 - $.10 per bushel purchased resulting in approximately $1.7 million dollars into the region via increased corn prices.
For the Fiscal year 2011, Highwater Ethanol had a net profit of $5,143,356.82 above our projected net profit of $2,217,340.16. This net profit did not come without a team effort as my comments above indicated. Efficiencies allow us to gain in net income along with changes in our ethanol marketing contract and DDGs marketing contract. Highwater Ethanol became a joint owner of Renewable Products Marketing Group in February 2011; we believe this move has allowed HWE a long term advantage in the marketing of our ethanol. We were able to reduce our marketing fees from 1% or $.025 per gallon to $.0047 per gallon. We are currently paying $.0125 per gallon as $.0078 per gallon is applied to our $500,000 dollar investment into RPMG. Savings for this fiscal year is $556,367.62. We expect that we will continue to recognize these savings into the future. We also reviewed our DDGs marketing contract that is in place with CHS and two changes occurred; in May 2011 CHS agreed to cap their marketing fee at $2.00 per ton this resulted in a direct reduction of marketing fees of approximately of $1.50 - $2.00 per ton shipped. For a typical month that we sold 12,000 tons @ $195.00 per ton a realized savings of approximately $22,800.00 per month. Highwater Ethanol also took over the marketing of MDGS on July 1, 2011; we have seen our sales of this product go from 750 tons per month to 3600 tons per month. This has been an interesting switch for staff; however everything is heading the right direction. Your management team continues to review contracts, new production enzymes, chemicals and related items. We also continue to review how we handle our product produced and the quality of product produced. Every item that we review has an action or reaction and we try to anticipate the end result.
Long term debt for Highwater Ethanol: Highwater Ethanol management team is working hard to reduce the debt balance as we believe that this will allow us to return money to our investors. We started the Fiscal year 2011 due to FNBO at $48,060,691.97 and the balance due to FNBO as of 10/31/2011 is $39,536,578.40. This is a reduction of $8,524,113.57 for the fiscal year 2011. HWE also has made the February 2012 and February 2013 payment that was due on the Long Term Revolving note and this note balance is currently at zero. Interest paid in fiscal year 2011 was $4,362,088.87. The operating line of credit with FNBO was extended in August and expires in April 2012. We have a Letter of Credit issued through FNBO to Northern Natural Gas in the amount of $4 million dollars; this amount was reduced to $3.5 million dollars by NNG on November 1, 2011. We believe that our relationship with FNBO is very good.
HWE borrowing capacity remains strong. We currently have no money borrowed on the operating line of credit. Progress continues to be positive. Our current outstanding loan balances with FNBO as of October 31, 2011 are as follows:

October 31, 2011
Fixed Rate Note:        $ 22,209,080.00
Variable Rate Note:        $17,327,498.40
Long Term Revolver:        $0000000.00
Total FNBO            $39,536,578.40

Our capital lease debt remains at $15,180,000.00 and all interest payments are current for the capital lease.
Permits for Highwater Ethanol: To say the least it has been an interesting year, from a low point of receiving a penalty from MPCA of $150,000 in regards to items that occurred within 30 days after startup of our facility in 2009, handling of a noise issue which led to the signing of a Schedule of Compliance with MPCA and installing of noise reduction blankets and equipment. In November 2011 Highwater Ethanol received its NPDES/SDS permit which is valid to October 31, 2016. In February 2012 we received our Air Emissions permit which is valid through February 14, 2017.
Since receiving approval from MPCA on these permits, it will allow Highwater Ethanol to produce 59.5 mgpy of denatured ethanol.
The water process building continues to run well; the upsizing of RO # 3 and RO # 4 which was included in our NPDES permit. This upgrade will help to address the summer water flow rate, we also included doing a tile project that will allow us to receive water from a tile line on the far west end of the property, a neighboring property and we will continue to use water from the storm water pond. By making these units larger it is expected to meet our summer water flow demand. Highwater Ethanol water usage rate remains low at 2.15 gallons of water per gallon of ethanol produced.
Highwater Ethanol employees: We currently employee 40 full time employees. It has been an interesting year for employees at Highwater Ethanol. Former Plant Manager Mark Palmer left HWE at the end of April to work for Fagen Inc. and for Pannonia Ethanol, Maintenance Manager Dan Thompson left in mid April to take a position closer to his home that allowed Dan to be with his family on a daily basis. EHS Manager Dan Dahl decided to do safety training on a full time basis. With that said we have been able to replace these positions with experience in the ethanol industry which has allowed us to maintain our production rate and maintain the facility where it operates efficiently. We have had other natural attrition of employees and we have been able to fill these position and train employees to do the job as required.
Employee Safety: Highwater Ethanol continues to pride ourselves on employee safety; we are not saying we are flawless on errors by employees however we have been very fortunate that we have gone 750 days as of February 20, 2012 without a reportable injury that resulted in loss of work time. We continue to give training for all employees and monitor the facility to help reduce accidents. Part of this is the desire by all employees to take pride in their work area. Keeping it clean with no clutter helps reduce accidents.
Butamax and Highwater Ethanol continue ongoing discussion of the potential to enter into the commercialization of the Butamax process to produce biobutanol. We expect the definitive agreement review will take at least 9 months; this process allows HWE the opportunity to review the Butamax process, the economic viability of this project and make an overall assessment of this project.
Progress has been steady. We want to commend our employees for maintaining production levels and maintaining the appearance of this facility. The plant is running nice and it looks great! Thank you!!!
We will continue to take care of the present as we focus on the future!!

Brian Kletscher, CEO
Highwater Ethanol, LLC